FOR:	Cognizant Technology Solutions Corporation
500 Glenpointe Centre West
Teaneck, NJ 07666

CONTACT:	Gordon Coburn
Chief Financial Officer
201-678-2712

FOR IMMEDIATE RELEASE
Investors: Ian Bailey/Kirin Smith
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
shoffman@fd-us.com

COGNIZANT TECHNOLOGY SOLUTIONS REPORTS RECORD FOURTH QUARTER &
FULL YEAR RESULTS FOR 2004
Revenue & EPS Exceed Expectations
Anticipates Strong Growth in 2005

Teaneck, NJ – February 10, 2005 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT services, today announced its financial results for the fourth quarter and full year ended December 31, 2004.

Financial Highlights – Fourth Quarter 2004

•	Quarterly revenue increased to $172.8 million, up 11% sequentially and 60% from the year-ago quarter

•	Operating margin of 20.4% compared to 19.8% in the year-ago period

•	Diluted quarterly EPS of $0.21

Revenue for the fourth quarter increased to $172.8 million, up 11% from $155.4 million in the third quarter of 2004, and up 60% from $108.2 million in the fourth quarter of 2003. Net income for the fourth quarter increased to $30.6 million, or $0.21 per diluted share compared to $17.7 million or $0.13 per diluted share (on a split-adjusted basis) in the fourth quarter of 2003. Operating margin for the quarter increased to 20.4%, compared to 19.8% in the fourth quarter of 2003.

Financial Highlights — Full Year 2004

•	Annual revenue increased to $586.7 million, up 59% year-over-year

•	Operating margin of 20.0% compared to 19.6% for 2003

•	Diluted annual EPS of $0.70

Revenue for 2004 increased to $586.7 million, up 59% from $368.2 million in 2003. Net income for the full year increased to $100.2 million, or $0.70 per diluted share compared to $57.4 million or $0.42 per diluted share (on a split-adjusted basis) in 2003.

Business Highlights
“We are pleased with Cognizant’s strong results in the fourth quarter and full year of 2004, which outpaced the performance of the industry overall,” said Lakshmi Narayanan, President and CEO of Cognizant. “We attribute our growth to a number of factors, all of which reflect the success of our focus on providing customers with business-driven technology solutions through our onsite, offshore model. In the fourth quarter, we continued to expand existing client relationships through cross-selling an ever increasing range of high value services. We also experienced continued traction within Europe, as well as strong growth overall across our financial services, healthcare, manufacturing and retail verticals.”

Cognizant added over 1,300 associates in the fourth quarter, ending the year with approximately 15,300 employees – an increase of over 6,000 for the full year. These hires include engineering graduates, MBA’s, senior level architects and program managers. Construction on close to one million square feet of additional facilities has also moved ahead and is on schedule.

“In 2004 we delivered a number of highly complex projects to clients who engaged Cognizant to help them solve major business challenges with the strategic application of IT solutions,” continued Mr. Narayanan. “To address this demand, we introduced several new service offerings over the course of the year. This includes our previously announced Technology Consulting and Advanced Solutions Group, which offers domain, technology and enterprise application expertise to help clients extend, enhance, and leverage new and existing IT investments. Additionally, we introduced our industry-leading testing service, which focuses exclusively on supporting our clients’ testing needs through independent verification and validation of their internal software. Our significant number of strategic clients and enhanced service offerings allowed us to build upon our strong momentum and extend our platform for growth in 2005 and beyond.”

2005 Outlook — First Quarter & Full Year
Based on current visibility, the Company is now providing the following guidance:

•	First quarter 2005 revenue anticipated to be $180 million, a 50% increase over 2004

•	First quarter 2005 expected diluted EPS of $0.21

•	Fiscal 2005 revenue anticipated to top $845 million

•	Fiscal 2005 diluted EPS of approximately $0.96

•	Total headcount by end of Fiscal 2005 expected to exceed 22,500

“In addition to our strong revenue and margin performance during 2004, we are particularly pleased with our cash flow metrics, including the generation of over $120 million of cash from operations during the year,” said Gordon Coburn, Chief Financial Officer of Cognizant. “This resulted in a year-end DSO of 59 days and a cash and short-term deposit balance of over $314 million.”

“Our 60% revenue growth in the fourth quarter is a clear indication that we are consistently growing faster than our competition,” added Mr. Coburn. “We continue to enhance our high level of business execution quality by accelerating reinvestment in the Company. Our recruitment and training programs continue to ramp at a rapid pace, and, as a result of our ongoing investment in infrastructure and the recruitment and training of our highly skilled staff, Cognizant is well positioned for strong performance in both the first quarter and full year of 2005. Based on the current demand environment, we anticipate a 50% year-over-year increase in revenue for the first quarter to $180 million, and anticipate full year revenue to top $845 million.”

Stock Options
The Company is evaluating the timing and effects of adopting Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which affects accounting for stock options and other forms of stock-based compensation. This revised statement was issued in December 2004 and is effective July 1, 2005. The Company’s guidance for 2005 does not reflect the effect of applying the new accounting rules.

Sarbanes-Oxley
The Company, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, will report on the effectiveness of its internal controls as of year-end 2004 in its upcoming Form 10K. This is the first annual cycle for which such an assessment has been required and the Company and its independent external auditors are in the process of finalizing their evaluation of the design and tests of effectiveness of internal controls under Section 404. There can be no assurance that the Company’s Form 10K will not include reportable deficiencies.

Conference Call
Cognizant will host a conference call on February 10th, at 10:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestic or (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “3421196” from two hours after the end of the call until 11:59 p.m. (ET) on February 17, 2005.

About Cognizant Technology Solutions
Cognizant (NASDAQ: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant provides applications management, development, integration, and re-engineering, infrastructure management, business process outsourcing, and a number of related services such as enterprise consulting, technology architecture, program management and change management through its onsite/offshore outsourcing model.

Cognizant’s more than 15,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India, and onsite client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor. Cognizant was recently named to the NASDAQ-100 Index, recognized as Forbes’ Best Small Company in America for the second consecutive year, and ranked as the top information technology company in BusinessWeek’s Hot Growth Companies. Further information about Cognizant can be found at http://www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues	$172,781	$108,158	$586,673	$365,656
Revenues -related party	—	—	—	2,575

Total revenues	172,781	108,158	586,673	368,231

Cost of revenues	94,657	58,598	319,810	199,724

Gross profit	78,124	49,560	266,863	168,507

Selling, general and administrative expenses	38,182	24,635	132,796	84,259

Depreciation and amortization expense	4,671	3,539	16,447	11,936

Income from operations	35,271	21,386	117,620	72,312

Other income (expense):
Interest income	1,467	770	4,389	2,128
Other income / (expense), net	117	(79)	86	(199)
Split-off costs (non tax deductible)	—	—	—	(2,010)

Total other income / (expense)	1,584	691	4,475	(81)

Income before provision for income taxes	36,855	22,077	122,095	72,231
Provision for income taxes	(6,253)	(4,352)	(21,852)	(14,866)

Net income	$30,602	$17,725	$100,243	$57,365

Basic earnings per share (1)	$0.23	$0.14	$0.77	$0.46

Diluted earnings per share (1)	$0.21	$0.13	$0.70	$0.42

Weighted average number of common shares outstanding	133,215	127,878	130,990	125,011

Weighted average number of common and dilutive shares outstanding	144,690	140,642	142,556	135,814

(1)	Reflects a 2-for-1 stock split effected by a 100% stock dividend paid on June 17, 2004.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)
(In thousands)

	December 31,	December 31,
	2004	2003
Assets
Current Assets
Cash and cash equivalents	$293,446	$194,221
Investments in short-term bank deposits	21,315	-
Trade accounts receivable, net of allowances of $1,560 and $989, respectively	96,363	52,253
Unbilled accounts receivable	14,154	9,543
Deferred income tax assets	16,815	18,777
Other current assets	11,904	8,414

Total Current Assets	453,997	283,208
Property and equipment — net	90,705	58,438
Goodwill	9,701	4,477
Other Intangible assets — net	12,126	16,436
Other assets	6,216	2,741

Total Assets	$572,745	$365,300

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$11,190	$9,423
Accrued expenses and other liabilities	103,870	53,213

Total Current Liabilities	115,060	62,636
Deferred income tax liabilities	4,156	28,594

Total Liabilities	119,216	91,230

Stockholders’ Equity	453,529	274,070

Total Liabilities and Stockholders’ Equity	$572,745	$365,300

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